SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         / /      Preliminary Proxy Statement
         / /      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)2))
         /X/      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting   Material  Pursuant  to  Rule  14a-11(c)  or  Rule
                  14(a)-12


                              DATATEC SYSTEMS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)



--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.

         / /
                  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

--------------------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement no.:


--------------------------------------------------------------------------------


         (3)      Filing Party:


--------------------------------------------------------------------------------


         (4)      Date Filed:

                              DATATEC SYSTEMS, INC.



                                                               September 8, 1998




Dear Stockholders:

            You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Datatec Systems, Inc., which will be held at 23 Madison Road, Fairfield, New Jersey 07512, on Tuesday, October 6, 1998 at 10:00 A.M., local time.

            Information about the Annual Meeting, including a listing and discussion of the matters on which the Stockholders will act, may be found in the enclosed Notice of Annual Meeting and Proxy Statement.

            We hope that you will be able to attend the Annual Meeting. However, whether or not you anticipate attending in person, I urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the Annual Meeting. If you do attend, you will, of course, be entitled to vote in person, and if you vote in person such vote will nullify your proxy.

                                          Sincerely,

                                          /s/ Isaac Gaon

                                          ISAAC GAON
                                          CHAIRMAN OF THE BOARD CHIEF EXECUTIVE
                                          OFFICER



         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES
                YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT
            CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
           CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED
                                    ENVELOPE.

                              DATATEC SYSTEMS, INC.
                                20C COMMERCE WAY
                            TOTOWA, NEW JERSEY 07512
                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  -------------
To our Stockholders:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Datatec Systems, Inc., a Delaware corporation (the "Company") will be held at 23 Madison Road, Fairfield, New Jersey 07512, on Tuesday, October 6, 1998 at 10:00 A.M., local time for the following purposes:

                1. To elect five (5) members to the Board of Directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and shall have qualified;


                2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1999; and

                3.      To  consider  and act upon such  other  business  as may
                        properly   come   before  the  Annual   Meeting  or  any
                        adjournments thereof.

            Only stockholders of record at the close of business on August 25, 1998 will be entitled to notice of, and to vote at, the Annual Meeting.

            PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                               By Order of the Board of Directors,

                               /s/ James M. Caci

                               JAMES M. CACI
                               VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER

Dated:      Totowa, New Jersey
            September 8, 1998

                              DATATEC SYSTEMS, INC.
                                20C COMMERCE WAY
                            TOTOWA, NEW JERSEY 07512

                           --------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                 OCTOBER 6, 1998
                           --------------------------


            This Proxy Statement is being furnished to the stockholders of Datatec Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies ("Proxies") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 23 Madison Road, Fairfield, New Jersey 07512, on Tuesday, October 6, 1998 at 10:00 A.M., local time. At the Annual Meeting, the stockholders will be asked to (i) elect five (5) directors; (ii) ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1999; and (iii) consider and act upon such other business as may properly come before the Annual Meeting. It is expected that the Notice of Annual Meeting, Proxy Statement and form of Proxy will first be mailed to stockholders on or about September 8, 1998.

                        RECORD DATE AND VOTING SECURITIES

            Only stockholders of record at the close of business on Tuesday, August 25, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the close of business on the Record Date, there were 29,134,342 outstanding shares of the Company's Common Stock. Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                            PROXIES AND VOTING RIGHTS

            Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1999, and (iii) for any other matter that may properly be brought before the Annual Meeting in accordance with the judgment of the person or persons voting the Proxy.

            The execution of a Proxy will in no way affect a stockholder's right to attend the Annual Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting, or by execution of a subsequent Proxy which is presented at the Annual Meeting, or if the stockholder attends the Annual Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Broker "non-votes" and the shares of Common Stock as to which a stockholder abstains are included for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved and, therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

            The management of the Company knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Stockholders, but, if other matters are properly presented, it is the intention of the persons designated as proxies to vote on them in accordance with their judgment.

            All expenses in connection with this solicitation will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding shares in the names of their nominees for their reasonable expenses in sending soliciting material to their principals

                               SECURITY OWNERSHIP

            The following table sets forth information concerning ownership of the Common Stock, 29,134,342 shares outstanding at July 31, 1998, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director and nominee for election as a director, (iii) each of the executive officers named in the summary compensation table, and (iv) by all executive officers and directors of the Company as a group.

NAME AND ADDRESS OF BENEFICIAL                 AMOUNT OF SHARES         PERCENTAGE OF CLASS
           OWNER(1)                         BENEFICIALLY OWNED(2)
--------------------------------------      ----------------------      -------------------------

Ralph Glasgal(3)                              3,959,906                           13.6%

Isaac J. Gaon(4)                              1,085,213                            3.6%

Christopher J. Carey(5)                       3,614,889                           12.3%

Robert F. Gadd(6)                               455,776                            1.6%

James Caci(7)                                   187,650                              *

Thomas J. Berry(8)                               48,000                              *

Robert H. Friedman(9)                            63,146                              *

David M. Milch(10)                              402,505                            1.4%

Joseph Salvani(11)                              503,413                            1.7%

Raymond R. Koch (12)                             50,235                              *

All directors and officers as a group         9,733,418                           31.5%
(10 persons)(13)

----------------
* Less than 1%


(1) Unless otherwise indicated, all addresses are c/o Datatec Systems, Inc., 20C Commerce Way, Totowa, New Jersey 07512.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within sixty (60) days of July 31, 1998.

(3) Mr. Glasgal's beneficial ownership includes (i) 146,752 shares of Common Stock owned by Ralph Glasgal's wife and (ii) 431,413 shares of Common Stock owned by Direct Connect International Inc. ("DCI") which Ralph Glasgal has the right to vote pursuant to a voting agreement with DCI.

(4)   Mr. Gaon's beneficial  ownership includes options exercisable within sixty
      (60) days from July 31, 1998 to purchase 1,082,213 shares of Common Stock.

(5) Mr. Carey's beneficial ownership includes (i) options exercisable within sixty (60) days from July 31, 1998 to purchase 195,353 shares of Common Stock, (ii) 118,518 shares of Common Stock owned by Mary

      Carey, Mr. Carey's wife, (iii) 96,296 shares held by the Amy Carey GRAT, a trust formed for the benefit of Mr. Carey's daughter, (iv) 96,296 shares held by the Christopher Carey GRAT, a trust formed for the benefit of Mr. Carey's son, and (v) 45,000 shares beneficially owned by Plan C LLC, a limited liability company of which Mr. Carey is a member. Mr. Carey disclaims beneficial ownership of the shares owned by his family members and except to the extent of his pecuniary interest therein, those shares owned by Plan C LLC.

(6)   Mr. Gadd's beneficial  ownership includes options exercisable within sixty
      (60) days from July 31, 1998 to purchase 260,706 shares of Common Stock.

(7)   Mr. Caci's beneficial  ownership includes options exercisable within sixty
      (60) days from July 31, 1998 to purchase 187,650 shares of Common Stock.

(8)   Mr. Berry's beneficial ownership includes options exercisable within sixty
      (60) days of July 31, 1998 to purchase 48,000 shares of Common Stock. Mr. Berry's address is P.O. Box 447, Lindsley Road, New Vernon, New Jersey 07976.

(9) Mr. Friedman's beneficial ownership includes options exercisable within sixty (60) days from July 31, 1998 to purchase 48,000 shares of Common Stock. Mr. Friedman's address is 505 Park Avenue, New York, New York 10022-1170.

(10)  Dr. Milch's beneficial ownership includes options exercisable within sixty
      (60) days from July 31, 1998 to purchase 8,000 shares of Common Stock. Dr. Milch's address is 114 East 13th Street, New York, New York 10003.

(11) Mr. Salvani's beneficial ownership includes options exercisable within sixty (60) days of July 31, 1998 to purchase 72,000 shares of Common
      Stock. Mr. Salvani is also the Chairman of the Board of DCI and his beneficial ownership includes 431,413 shares owned by DCI, which may be deemed to be owned by Mr. Salvani by virtue of his affiliation with DCI. Except to the extent of his pecuniary interest therein, Mr. Salvani disclaims beneficial ownership of the shares owned by DCI. Mr. Salvani's address is 4800 Highway A-1-A, Vero Beach, Florida 32963.

(12)  Mr. Koch's beneficial  ownership includes options exercisable within sixty
      (60) days from July 31, 1998 to purchase 50,235 shares of Common Stock.

(13) Includes (i) options exercisable within sixty (60) days of July 31, 1998 to purchase an aggregate of 1,746,315 shares of Common Stock held by the directors and executive officers of the Company (excludes options granted by Mr. Glasgal to certain officers of the Company to purchase 205,902 shares of Common Stock, which have already been counted as being beneficially owned by Mr. Glasgal) and (ii) 431,413 shares of Common Stock held by DCI, which may be deemed to be beneficially owned by Messrs. Glasgal and Salvani.

PROPOSAL 1

                              ELECTION OF DIRECTORS


            Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

            The terms of the current directors expire at the Annual Meeting and when their successors are duly elected and qualified. All nominees are currently directors of the Company. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

INFORMATION CONCERNING NOMINEES

            The names of the nominees and certain biographical information concerning each of them are set forth below:

NAME                     AGE   CURRENT POSITION WITH THE COMPANY
Isaac J. Gaon            49    Chairman of the Board and Chief Executive Officer
Christopher J. Carey     46    Director and President
Thomas Berry             73    Director

Robert H. Friedman       45    Director

David M. Milch           44    Director


            ISAAC  J.  GAON,  Chairman  of the  Board  since  December  1997 and
Director since 1992, has served as the Chief Executive Officer since October 1994. He served as Chief Financial Officer from April 1992 until October 1994. From September 1987 to December 1991, Mr. Gaon, a chartered accountant, served as President and Chief Executive Officer of Toronto-based NRG, Inc., (a subsidiary of Gestetner International) an office equipment supplier, and in several senior management roles within Gestetner Canada and Gestetner USA.

            CHRISTOPHER J. CAREY, Director of the Company since he joined the Company in October 1996. Mr. Carey was elected as President in December 1997. Mr. Carey founded Datatec Industries in 1976 and served as its President and Chief Executive Officer since that time.

            THOMAS J. BERRY, Director since July 1995, is currently retired. Mr. Berry was an executive with the U.S. Postal Service from November 1986 to December 1992, serving as executive assistant to the Postmaster General. Prior to that time and until November 1986, Mr. Berry held various executive positions at AT&T. Mr. Berry is a director of Computer Horizons Corp., a company which provides a range of information technology services, including professional staffing, and other technology-based solutions to informational problems.

            ROBERT H. FRIEDMAN, Director since August 1994, has been a partner with Olshan Grundman Frome & Rosenzweig LLP, a New York City law firm, since August 1992. Prior to that time and since September 1983 he was with Cahill Gordon & Reindel, also a New York City law firm. Mr.
Friedman specializes in corporate and securities law matters.

            DR. DAVID M. MILCH, Director since October 1996, has been a director and principal since 1983 of Bermil Industries Corporation, a closely held diversified company owned by the Milch family involved in the manufacture, sale, financing, and distribution of capital equipment, and in real estate development. Dr. Milch is also the sole stockholder of Davco Consultants, Inc., a corporation that he founded in 1979 for the purpose of identifying, advising, and investing in emerging growth technologies.

REQUIRED VOTE

            Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. Votes withheld and broker non-votes are not counted toward a nominee's total.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            During the fiscal year ended April 30, 1998 ("Fiscal 1998"), the Company's Board of Directors formally met on eight occasions. Each of the directors attended (or participated by telephone) more than 75% of such meetings of the Board of Directors and Committees on which he served during Fiscal 1998. During Fiscal 1998, the Board of Directors also acted by unanimous written consent in lieu of a meeting on six occasions. The Board of Directors has no committees other than the Compensation Committee, the Nominating Committee and the Audit Committee.

            The Company's Compensation  Committee,  which is comprised of Thomas
J. Berry, Robert H. Friedman and Joseph Salvani reviews and approves the compensation of the Company's executive officers and administers and interprets the Company's stock option plans. The Compensation Committee met or took action on two occasions during Fiscal 1998.

            The Nominating Committee of the Company's Board of Directors is comprised of Christopher Carey, Isaac Gaon and David M. Milch. The purpose of this Committee is to select and nominate Directors for elections at the Company's annual meetings of stockholders. The Nominating Committee met once during Fiscal 1998. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data and qualifications.

            The Audit Committee of the Company's Board of Directors is comprised of Thomas J. Berry, Robert H. Friedman and Joseph M. Salvani. The Audit Committee recommends the Company's independent auditors, reviews the scope of their engagement, consults with the auditors, reviews the results of their examination, acts as liaison between the Board of Directors and the auditors and reviews various Company policies, including those relating to accounting and internal controls. The Audit Committee met or took action on one occasion during Fiscal 1998.

EXECUTIVE OFFICERS

            The Company's executive officers, as well as additional information with respect to such persons is set forth below. Information with respect to executive officers of the Company who are also directors is set forth in "Information Concerning Nominees" above.

NAME               AGE     POSITION
Robert F. Gadd     37      Senior Vice President and Chief Technology Officer
James M. Caci      33      Chief Financial Officer,  Vice President of Finance,
                           Secretary and Treasurer
Raymond R. Koch    53      Executive Vice President and Chief Operating Officer

            ROBERT F. GADD, Senior Vice President and Chief Technology Officer, joined the Company in April 1992. Mr. Gadd has been the Company's Chief Technology Officer since October 1996. From August 1992 until October 1996 Mr. Gadd held various management positions with the Company.

            JAMES M. CACI, Chief Financial Officer, Vice President of Finance, Secretary and Treasurer, joined the Company in October 1994. Mr. Caci has been the Company's Chief Financial Officer since October 1994, Vice President of Finance since January 1997, and the Company's Secretary and Treasurer since June 1995. From April 1994 to October 1994 Mr. Caci was a manager in the finance department of Merck & Co., and from July 1986 to April 1994, Mr. Caci was with the accounting firm of Arthur Andersen LLP, most recently as Manager.

            RAYMOND R. KOCH, Executive Vice President and Chief Operating Officer since July 1998, joined Datatec Industries in June 1989 as Executive Vice President and served as President and Chief Operating Officer of Datatec Industries until its acquisition by the Company. From March 1979 to June 1989 Mr. Koch held several key management roles within Lanier Business Systems, a division of Harris Corporation, which included responsibility for sales and marketing, hardware and software support, field services, and finance and administration.

            The officers of the Company are elected annually by the Board of Directors at its meeting following the Annual Meeting of Stockholders and hold office at the discretion of the Board of Directors. There are no family relationships between any directors and executive officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

            Each of the following persons failed to file on a timely basis one report for a single transaction required by Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), during Fiscal 1998: Isaac Gaon and Robert Gadd. In addition, during Fiscal 1998, Christopher Carey failed to file on a timely basis four reports covering fourteen transactions, Ralph Glasgal failed to file on a timely basis nine reports covering one hundred fifteen transactions, and James Caci failed to file on a timely basis two reports covering eight transactions. Each of the transactions for the above named individuals were subsequently reported to the Commission on a Form 4. The Company has recently implemented a policy which should have an effect of ensuring timely filings.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

            The following table sets forth information for the fiscal years ended April 30, 1996, 1997 and 1998 with respect to annual and long-term compensation for services in all capacities to the Company of (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company at April 30, 1998 who received compensation of at least $100,000 during Fiscal 1998 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION (1)

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                                                    AWARDS
                                                                                                   SECURITIES
                                                                                                   UNDERLYING         ALL OTHER
NAME AND POSITION                                YEAR           SALARY            BONUS            OPTIONS(#)     COMPENSATION($)(2)


Isaac J. Gaon                                    1998           $257,000               --           150,000               --
            Chairman of the Board                1997            250,000               --           350,000               --
            and Chief Executive Officer          1996            194,800          $10,000           108,821               --

Christopher J. Carey                             1998           $250,000         $190,000           150,000               --
            President                            1997            345,000           95,000           120,353              24,070
                                                 1996            423,800               --                --              22,187

Robert F. Gadd                                   1998           $162,000               --            30,000               --
            Senior Vice President and            1997            155,000               --                --               --
            Chief Technology Officer             1996            136,433          $22,500           103,985               --

James M. Caci                                    1998           $152,000               --            20,000               --
            Vice President of Finance,           1997            128,100               --           175,000               --
            Chief Financial Officer,             1996             90,000          $10,000            43,528               --
            Treasurer, Secretary

Ralph Glasgal(3)                                 1998           $177,000               --                --               --
            Former Chairman of the Board         1997            250,000               --                --               --
            and President                        1996            250,000          $74,800                --               --


Raymond R. Koch                                  1998           $250,000          $75,000            30,000               --
               Chief Operating Officer,          1997            273,000           38,000                --             $23,550
                                                 1996            275,200               --                --               --


(1) The value of personal benefits for executive officers of the Company during Fiscal 1998 that might be attributable to management as executive fringe benefits such as automobiles and club dues cannot be specifically or precisely determined; however, it would not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named above.

(2) The amounts shown in this column reflect the dollar value of life insurance premiums paid by the Company.

(3) Mr. Glasgal retired as Chairman of Board and President of the Company on December 22, 1997.

OPTION GRANTS TABLE

            The following table sets forth certain information regarding stock option grants made to each of the Named Officers during Fiscal 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                        ASSUMED RATES OF ANNUAL
                                                                                                          RATES OF STOCK PRICE
                                                                                                      APPRECIATION FOR OPTION (1)
                                                                                                      ---------------------------
                                            INDIVIDUAL GRANTS
                                            -----------------
                          SHARES OF
                          COMMON STOCK      PERCENT OF TOTAL
                           UNDERLYING       OPTIONS GRANTED TO   EXERCISE OR
                             OPTIONS        EMPLOYEES IN         BASE PRICE
     NAME                    GRANTED        FISCAL YEAR(%)          ($/SH)     EXPIRATION DATE         5%               10%
     ----                    -------        --------------          ------     ---------------         --               ---
Ralph Glasgal                     --               --                --             --                   --              --
Isaac J. Gaon                150,000              17%             $3.75           2/11/08           $353,753         $896,480
Christopher J. Carey         150,000              17%             $3.75           2/11/08           $353,753         $896,480
Robert F. Gadd                30,000               3%             $3.75           2/11/08            $70,751         $179,296
James M. Caci                 20,000               2%             $3.75           2/11/08            $47,167         $119,531
Raymond R. Koch               30,000               3%             $3.75           2/11/08            $70,751         $179,296


(1) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compounded rates of appreciation on the Company's Common Stock over the term of the option. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or difference in vesting periods.


AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

            The following table sets forth certain information concerning stock options exercised during Fiscal 1998 and stock options which were unexercised at the end of Fiscal 1998 with respect to the Named Executive Officers.

                           AGGREGATED OPTION EXERCISES
                       DURING THE MOST RECENTLY COMPLETED
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                             Shares            Value          Number of Securities Underlying             Value of Unexercised
                           Acquired on      Realized ($)     Unexercised Options Held at Fiscal      In-The-Money Options at Fiscal
                          Exercise (#)                                  Year-End(#)                          Year-End($)(1)
                          ---------------  ---------------  ----------------  -------------------  ---------------  ----------------

NAME                                                          EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----                                                          -----------       -------------       -----------       -------------
Ralph Glasgal                      0                0                 0                    0                0                    0
Isaac J. Gaon                      0                0         1,082,214              191,666       $1,893,874             $335,415
Christopher J. Carey               0                0           195,353               75,000          341,867              131,250
Robert Gadd                  295,000       $1,688,310           260,766               15,000          456,340               26,250
James M. Caci                 81,018         $533,001           187,650               68,333          328,387              119,583
Raymond R. Koch               84,100         $508,240            50,235               26,599           87,911               46,548

(1) Represents the total gain that would be realized if all in-the-money options held at April 30, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $5.50 per share, which was the closing bid price per share of the Company's Common Stock on April 30, 1998. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

OPTIONS REPRICING TABLE

            As discussed in the Compensation Committee Report below, in May 1997 certain employees and director stock options, including options held by executive officers, were repriced to $4.00 per share, with all other terms and conditions remaining unchanged. The following table sets forth certain information regarding the repricing of stock options for executive officers of the Company in May 1997 and within the ten previous years.

                            TEN-YEAR OPTION REPRICING

                                           Number of                                                               Length of
                                           Securities     Market Price      Exercise                             Original Term
                                           Underlying      of Stock at      Price at                              Remaining at
                             Repricing     Options          Time of          Time of          New Exercise         Date of
         Name                   Date       Repriced(#)   Repricing ($)    Repricing ($)        Price ($)           Repricing
------------------------     ----------   -------------  -------------    -------------      --------------    -----------------

Isaac Gaon,                   5/30/97       350,000            $3.81            $5.25             $4.00           9 yrs. 5 mos.
Chief Executive Officer

James Caci,                   5/30/97       175,000            $3.81            $5.25             $4.00           9 yrs. 5 mos.
Vice President,
CFO and Secretary

DIRECTORS COMPENSATION

            Each director who is not an employee of the Company receives a fee of $1,000 per meeting attended. The members of the Board are also eligible for reimbursement of their reasonable expenses incurred in connection with attendance of Board meetings.

EMPLOYMENT AGREEMENTS

            Isaac Gaon is employed as the Company's Chairman of the Board and Chief Executive Officer of Glasgal pursuant to an employment agreement dated as of October 31, 1996, for a term ending on October 31, 1999. The agreement provides for an initial base salary of $250,000 which is reviewed annually by the Compensation Committee and incentive compensation based on the Company's Projected EBIT (as defined in the agreement). In the event of his disability, Mr. Gaon is to receive the full amount of his base salary for six months. Upon a Change of Control of the Company (as defined in the agreement) that results in Mr. Gaon's removal from the Company's Board of Directors, a significant change in the conditions of his employment or other breach of the agreement, he is to receive liquidated damages equal to 2.99 times the "base amount," as defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), of his compensation. Upon early termination by the Company without Cause (as defined in the agreement), or by Mr. Gaon with "Good Reason" (as defined in the agreement), the Company is required to pay Mr. Gaon the remainder of the salary owed him through October 31, 1999, but in no event shall such payment be less than $500,000. Additionally, Mr. Gaon will be entitled to undistributed bonus payments, as well as pro-rata unused vacation time payments. In addition, following a Change of Control, termination by the Company without Cause, or termination by Mr. Gaon for Good Reason, the Company is obligated to purchase all Mr. Gaon's stock options, whether exercisable or not, for a price equal to the difference between the fair market value of the Common Stock on the date of termination and the exercise price of such options.

            The Company entered into an employment and non-competition agreement dated as of November 1, 1996 with Christopher J. Carey for a term ending on October 31, 1999. The agreement provides for an initial base salary of $250,000, which is reviewed annually by the Compensation Committee and non-discretionary incentive compensation based on the Company's achievement of net income goals. The agreement contains covenants restricting Mr. Carey's ability to engage in activities competitive with those of the Company for a period ending three years after his termination. In addition, upon termination without "Cause" (as defined in the agreement), Mr. Carey is entitled to receive his salary as of the time of termination, plus bonuses as provided for in the agreement, until October 31, 1999. If he is totally disabled, Mr. Carey is entitled to receive a pro-rated bonus.

            The Company entered into an employment agreement dated as of December 31, 1996, with Robert Gadd on terms substantially similar to those of Isaac Gaon's employment agreement for a term ending on December 31, 1999. Mr. Gadd's agreement provides for his employment by the Company as its Senior Vice President at an initial base salary of $155,000 which is reviewed annually by the Compensation Committee, and in the case of early termination, his accelerated payment is in no case to be below $200,000.

            Effective as of October 31, 1996, the Company entered into an employment agreement with James Caci on terms substantially similar to those of Isaac Gaon's employment agreement for a term ending on October 31, 1999. Mr. Caci's agreement provides for his employment by the Company as its Chief Financial Officer and Vice President of Finance and Secretary at an initial base salary of $150,000 which is reviewed annually by the Compensation Committee, and in case of early termination, his accelerated salary payment is in no case to be below $300,000.

            Effective as of October 31, 1996, the Company entered into an employment agreement with Raymond Koch on terms substantially similar to those of Christopher Carey's employment agreement for a term ending on October 31, 1999. Mr. Koch's agreement provides for his employment by the Company as its Chief Operating Officer at an initial base salary of $250,000 which is reviewed annually by the Compensation Committee and non-discretionary incentive compensation based on the Company's achievement of net income goals.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Mr. Salvani, a member of the Compensation Committee of the Board of Directors, is the Chairman of the Board of Direct Connect International, Inc. ("DCI"), a stockholder of the Company. DCI has entered into certain arrangements with the Company regarding equity investments by DCI in the Company. See "Certain Transactions."

                              DATATEC SYSTEMS, INC.
                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

            The Board of Directors created the Compensation Committee in 1994. Since July 1995, the Compensation Committee has consisted of Robert H. Friedman, Joseph M. Salvani and Thomas J. Berry.

            The Compensation Committee's duties include: making recommendations on compensation actions involving the Company's President and Chief Executive Officer, including but not limited to salary actions, incentive bonus determinations and terms of employment; approving incentive bonus determinations and terms of employment for executive officers other than the President and Chief Executive Officer and for other key employees and agents; reviewing salary actions (approved by the Chief Executive Officer) regarding executive officers other than the President and Chief Executive Officer and regarding other key employees and agents; making recommendations on compensation and benefit plans requiring Board and/or stockholder approval; and such other duties as the Board of Directors may assign to it from time to time. The Compensation Committee also currently administers the Company's stock option plans.

PHILOSOPHY OF EXECUTIVE COMPENSATION

            In reaching its decisions regarding executive compensation, the Compensation Committee was guided by the following philosophy.

                        Total cash compensation levels (salary plus annual bonus) should be set at levels consistent with competitive practice at other open systems computer integration companies of similar size.

                        Performance objectives, used to determine incentive bonuses, should be explained and confirmed in advance.

                        Stock based incentives should be sufficient to promote alignment of interests between executives and stockholders, while ensuring that stockholders must benefit before executives do.

                        Employment security arrangements should provide competitive benefits while encouraging executives to make decisions that will maximize long-term stockholder value.

            Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. The Company intends to qualify certain compensation paid to executive officers for deductibility under the Code, including Section 162(m). However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

COMPENSATION PROGRAMS FOR EXECUTIVE OFFICERS

            This section describes the compensation programs for executive officers that were in effect in Fiscal 1998 and the programs approved by the Compensation Committee for the 1999 fiscal year.

BASE SALARY

            Base salary levels are primarily a function of competitive practice at other companies for positions of similar scope and responsibility. Other factors that influence base salary levels include the incumbent's tenure with the Company, individual performance, potential earnings from comparable outside positions and the performance of the Company.

            Mr. Gaon's base salary for Fiscal 1998 was $257,000, which reflects a competitive salary for his position for similarly sized companies.

INCENTIVE BONUS PROGRAM

            The Compensation Committee considers cash performance bonuses to its executives in accordance with the following terms: competitive practice at other companies for positions of similar scope and responsibility; overall performance of the Company; individual performance of the executive; and transactions effected for the benefit of the Company which are outside the ordinary business and directly accomplished through the efforts of the executive

STOCK OPTION PROGRAM

            During Fiscal 1998, an aggregate of 380,000 shares were granted to Named Executives under the Company's 1990 Stock Option Plan (the "1990 Option Plan") and 1996 Senior Executive Officer Stock Option Plan (the "Executive Option Plan"), which included 150,000 options granted to Mr. Gaon and 150,000 to Mr. Carey. Such grants under the 1990 Option Plan and Executive Option Plan are made to provide incentives to executive officers to contribute to corporate growth and profitability and are based on the Compensation Committee's judgment of an employee's contribution to the success of the Company's operations.

OPTION REPRICING

            In May 1997, the Board amended certain stock options previously granted to certain employees and directors of the Company, including certain options held by Mr. Gaon. The option repricings were approved by the Compensation Committee in light of the decline in the market value of the Common Stock that had occurred since the options were originally granted. The Committee believed that drop in market price was due to factors unrelated to the accomplishments and efforts of the employees and directors whose options were repriced and that such repricing would afford these individuals with a significant incentive that the options were originally intended to provide.

EMPLOYMENT AGREEMENTS

            On October 31, 1996, the Company entered into employment agreements with Isaac Gaon and Christopher Carey, respectively. See "Executive Compensation
- Employment Agreements." The objective of these agreements are two-fold:

                        To ensure the Company of consistency of leadership and the retention of a qualified Chief Executive Officer and President and

                        To foster a spirit of employment security to Mr. Gaon and Mr. Carey, thereby encouraging decisions that will benefit long-term stockholders.


            Compensation Committee: Robert H. Friedman; Joseph M. Salvani; Thomas J. Berry.

PERFORMANCE GRAPH

            The  "peer  group"  selected  by  the  Company  in  the  immediately preceding fiscal year was comprised of data communications equipment distributors. In June 1997, the Company discontinued its data communications equipment distribution business in order to focus exclusively on deployment services. Accordingly, the Company has elected to change its "peer group" in order to include companies more representative of its current industry.

            The  Company  knows  of no  other  company  whose  entire  focus  is information technology deployment services and has chosen peer group participants with primary lines of business that most closely approximate the business of the Company. The Company has selected the following companies in its peer group, (i) Hewlett-Packard Corp., (ii) NCR Corp., (iii) Vanstar Corp., and
(iv) Wang Laboratories, Inc.

            The graph below compares the cumulative total stockholder return on the Common Stock of the Company with the cumulative total return on the Nasdaq Market Index and an index of peer companies in the rapid deployment business selected by the Company over the same period (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the peer group on May 4, 1994, and reinvestment of all dividends).


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                          AMONG DATATEC SYSTEMS, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                 --------------------------FISCAL YEAR ENDING----------------------
Company/Index/Market             5/04/1994   4/28/1995      4/30/1996      4/30/1997      4/30/1998

Datatec Systems                    100.00     50.00           176.47         76.47          129.41

Customer Selected Stock List       100.00    164.78           265.94        264.34          381.26

NASDAQ Market Index                100.00    109.19           152.42        162.47          241.31


Note:  Base price date is 5/04/1994

SOURCE:   MEDIA GENERAL FINANCIAL SERVICES
          P.O. BOX 85333
          RICHMOND, VA  23293
          PHONE: 1-(800) 446-7922
          FAX:   1-(804) 649-6826

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In June 1997, Ralph Glasgal purchased 160,000 shares of the Company's Common Stock from the Company, in a private placement offering, for $620,000, a per share purchase price of $3.875, a small discount to the market price. The proceeds from such offering were used for working capital purposes.

            In July 1997, Direct Connect International, Inc. ("DCI") purchased an aggregate of 480,000 shares of the Company's Common Stock in two separate private placement offerings, for an aggregate purchase price of $1.9 million. In addition, the Company terminated a prior obligation of DCI to transfer to the Company, at a price of $3.00 per share, 200,000 shares of the Company's Common Stock and increased a conditional right of DCI to purchase Common Stock at approximately $6.54 per share from 668,620 shares to 1,207,239 shares. The conditional right to purchase shares of the Company's Common Stock was originally granted to DCI pursuant to a stock purchase agreement that was entered into in January 1994 (the "1994 Agreement"). DCI's ability to exercise this right is subject to the terms and conditions in the 1994 Agreement including the receipt by DCI of proceeds from the exercise of outstanding DCI warrants. Joseph Salvani, a director of the Company, is also Chairman of the Board of DCI.

            In October and November 1997, the Company loaned an aggregate of $200,000 to Isaac Gaon. The loan matures on December 31, 1999 and bears interest at a rate of 8.0% per annum. The Company's sole recourse upon any default of this loan is limited to a security interest in certain options to purchase Common Stock held by Mr. Gaon. Under certain circumstances, the Company may elect to cancel certain options as repayment for the loan. The number of options which would be cancelled shall equal the repayment amount divided by the lesser of (i) the fair market value of the company's Common Stock less the exercise price of such options or (ii) $10.00 less the exercise price of such options.

            Mr. Robert H. Friedman, a Director of the Company, is a member of the law firm of Olshan Grundman Frome & Rosenzweig LLP, which law firm has been retained by the Company during the last fiscal year. Fees received from the Company by such firm during the last fiscal year did not exceed 5% of such firm's or the Company's revenues.

                                   PROPOSAL 2


          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1999. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Arthur Andersen LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

REQUIRED VOTE

            The affirmative vote of the holders of a majority of the Common Stock present, in person or by proxy, is required for ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the requisite stockholder vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 1999.

                              STOCKHOLDER PROPOSALS

            Stockholder proposals intended to be presented at the 1999 Annual Meeting must be received by the Company for inclusion in the 1999 Proxy Statement no later than May 10, 1999. Such proposals should be addressed to the Company's Secretary.

            With respect to any stockholder proposals to be presented at the 1999 Annual Meeting which are not included in the 1999 proxy materials, management proxies for the 1999 meeting will be entitled to exercise their discretionary authority to vote on such proposals notwithstanding that they are not discussed in the proxy materials unless the proponent notifies the Company of such proposal by not later than July 26, 1999.

                                  ANNUAL REPORT

            All stockholders of record as of Tuesday, August 25, 1998 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 1998. Such report contains certified consolidated statements of the Company and its subsidiaries for Fiscal 1998.

                                  OTHER MATTERS

            As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Annual Meeting. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                     By Order of the Board of Directors,

                                     /S/ James M. Caci

                                     JAMES M. CACI
                                     Chief Financial Officer,
                                     Secretary and Treasurer
September 8, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              DATATEC SYSTEMS, INC.

                     PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                 OCTOBER 6, 1998

            The undersigned, a stockholder of Datatec Systems, Inc., a Delaware corporation (the "Company"), does hereby appoint Isaac Gaon, the true and lawful attorney and proxy with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company to be held at 23 Madison Road, Fairfield, New Jersey 07512, on Tuesday, October 6, 1998 at 10:00 A.M., local time, or at any adjournment or adjournments thereof.

            The undersigned hereby instructs said proxies or their substitutes:

            1.          ELECTION OF DIRECTORS:

                        The election of the following directors: Isaac J. Gaon, Christopher J. Carey, Thomas J. Berry, Robert H. Friedman, and David M. Milch to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

                                                        TO WITHHOLD AUTHORITY
                                                        TO VOTE FOR ANY
                                                        NOMINEE(S),
                                                        PRINT NAME(S) BELOW
                        FOR ___     WITHHELD  ___
                                                       -------------------------

            2.          RATIFICATION   OF  APPOINTMENT  OF  INDEPENDENT   PUBLIC
                        ACCOUNTANTS:

                        _______   FOR  _______   AGAINST  _______   ABSTAIN

                        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE DIRECTORS, TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY W ITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

Dated _______________________, 1998

_____________________________ (L.S.)

_____________________________ (L.S.)
         Signature(s)

NOTE:  YOUR  SIGNATURE  SHOULD APPEAR THE SAME AS YOUR NAME APPEARS  HEREON.  IN
SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH SIGNING. WHEN SIGNING AS JOINT TENANTS, ALL PARTIES IN THE JOINT TENANCY MUST SIGN. WHEN A PROXY IS GIVEN BY A CORPORATION, IT SHOULD BE SIGNED BY AN AUTHORIZED OFFICER AND THE CORPORATE SEAL AFFIXED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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